CONTACT:

Steve Handy, Vice President Corporate Controller
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jennifer Beugelmans
(415) 896-6820
dsherk@evcgroup.com

SM&A ANNOUNCES RECORD PRELIMINARY FIRST QUARTER RECORD REVENUE OF $20 MILLION

Bennett C. Beaudry Resigns as President and COO; Management Team to Subsume Responsibilities Until
Replacement is Named

NEWPORT BEACH, Calif., March 29, 2005 — SM&A (Nasdaq: WINS), the world’s leading provider of competition management services, and a leading provider of performance assurance services, today announced preliminary first quarter revenue results. Revenue in the first quarter is expected to be approximately $20 million for the quarter ending March 31, 2005, which would be the highest quarterly revenue in the Company’s history. The Company plans to report final first quarter results on April 13, 2005.

The Company also announced that Bennett C. Beaudry (age 47) has resigned as President and Chief Operating Officer of the Company effective March 30, 2005. Mr. Beaudry had been a member of the executive team at SM&A since 2000 and leaves the Company to pursue other interests.

“As a company, we’ve always prided ourselves on our ability to quickly respond to the changing needs of our customers in the face of rapidly changing market conditions,” said Steven Myers, Chairman and Chief Executive Officer. “We are very pleased with the progress we’ve made in returning to positive sequential quarterly revenue growth since last summer. The broad array of initiatives that we introduced last year that focused on increased penetration of our core Aerospace & Defense practice, the creation of additional needed service offerings, and our increased penetration of non-traditional verticals, such as Telecommunications and Information Technology, are working.”

Mr. Myers went on to say that, “Bennett Beaudry has served the company and our shareholders very well in his position as President and Chief Operating Officer. I’d like to thank Bennett for his strong contribution to our executive team during the nearly five years that he has been a part of our organization and wish him well in his future endeavors.”

Mr. Beaudry’s former responsibilities will be subsumed by the existing management team until such time as a suitable replacement is named.

About SM&A
SM&A is the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management services. Since 1982, SM&A has managed in excess of 900 proposals worth more than $300 billion for its clients, and has an 85% win rate on awarded contracts. In addition, SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.smawins.com.

The statements in this press release that refer to expectations for the first quarter 2005, forecasts for the remainder of fiscal year 2005, and the future, are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s competition management and performance assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2004. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.